Exhibit 99.1

Resonant Inc. Names Industry Expert Thomas R. Joseph, PhD to Board - Company Also Names Independent Director John Major to Chairman Post —

SANTA BARBARA, Calif.—July 8, 2015 — Resonant Inc. (NASDAQ: RESN), a late-stage development company creating innovative filter designs for radio frequency front-ends (RFFEs) for the mobile device industry, today announced it has added Thomas R. Joseph, PhD, 65, to its Board of Directors, bringing the number of independent Board members to four and the total number of Board members to six.

Dr. Joseph brings deep expertise in the RF, compound semiconductor, cellular, fiber optics and surface acoustic wave (SAW) industries. Most recently, until his retirement, Dr. Joseph worked at RFMD (now Qorvo), from 2000 to 2013, where he served as Senior Manager Technical Projects for the Cellular Products Group leading cross-functional teams that developed high volume, front end component solutions for cellular handsets. During this time, he worked with all major SAW and Bulk Accoustic Wave (BAW) manufacturers and has a record of developing and growing technologies and product lines.

Dr. Joseph began his career at Hughes Aircraft Company.  He then joined TRW Space and Defense (Now Northrop Grumman) where he held positions of increasing responsibility including Department Manager for research and development programs in fiber optics and Manager of Foundry Products where he established, grew and oversaw the Foundry products business to make available GaAs process technology to outside commercial and defense customers.

Dr. Joseph earned his B.S. in Applied Physics from the California Institute of Technology, Pasadena. He earned his PhD and MSEE in Electrical Engineering from the University of Southern California. Dr. Joseph wrote his dissertation on the design, fabrication, testing and performance modeling of SAW resonators, performing much of the seminal work on these devices. He has authored or co-authored more than 50 technical publication, and symposium presentations on Surface Acoustic Wave Devices, GaAs circuits and processes, Integrated and Fiber Optics and Acousto-optics.  Dr. Joseph is a member of the Institute of Electrical and Electronics Engineers (IEEE).

Chief Executive Officer, Co-Founder and Chairman Terry Lingren, stated, “We are very pleased to add Tom to our Board as he brings to it a vast amount of experience in the RF field beginning with his doctorate work at USC on SAW devices to his recent work at RFMD.  Our leadership team will also benefit from the enormous amount of work Tom has done with all the major SAW and BAW manufacturers which translates into a broad and deep understanding of the dynamics of the industry.”

Dr. Joseph, stated, “After conducting due diligence on Resonant’s technology and their approach to filter design and getting to know the team and their experience in this RF field, I am convinced of Resonant’s capabilities and have a great deal of confidence that Resonant can be a game-changer in this industry. I look forward to contributing to the Company’s future success.”

Board Names John Major to Chairman Post

In other recent Board-related news, the Board named current Board member, John Major, to the post of Chairman. Previously, Terry Lingren held this post.  Mr. Major was named Chairman in keeping with best practices in corporate governance, separating the Chairman and CEO roles within the Company.  Mr. Major was previously Resonant’s lead independent director having served on the Board since December 2013. Mr. Major is founder and President of MTSG, a strategic consulting and investment company. He previously served as Chief Executive Officer of Apacheta Corp., a privately held mobile, wireless software company; Chairman and CEO of Novatel Wireless Inc.; Chairman and CEO of Wireless Knowledge, a joint venture of Qualcomm Inc. and Microsoft Corp; and Corporate Executive Vice President of Qualcomm and President of its wireless infrastructure division. For approximately 18 years, Mr. Major held various executive and leadership positions at Motorola Inc., including Senior Vice President and Chief Technology Officer. He currently serves on the boards of directors of Broadcom Corporation, where he was formerly Chairman and Lead Director, Lennox International Inc., Littelfuse, Inc. and ORBCOMM Inc. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, an M.S. in Mechanical Engineering from the University of Illinois, an M.B.A. from Northwestern University and a J.D. from Loyola University. He holds 12 United States patents.

About Resonant Inc.

Resonant is creating innovative filter designs for radio frequency, or RF, front-ends for the mobile device industry using a fundamentally new technology called Infinite Synthesized Networks®, or ISN®. The RF front-end is the circuitry in a mobile device responsible for analog signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RF front-end that select the desired radio frequency signals and rejects unwanted signals. For more information, visit www.resonant.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements.  Forward looking statements include the following subjects, among others:  the status of filter designs under development, the prospects for licensing filter designs upon completion of development, plans for other filter designs not currently in development, potential customers for our designs, the timing and amount of future royalty streams, the expected duration of our capital resources, our hiring plans, the impact of our designs on the mobile device market, and our business strategy.  Forward-looking statements are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following:  our limited operating history (particularly as a new public company); our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; our dependence on a small number of customers; the ability of our designs to significantly lower costs as compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions.  Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

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IR Contacts:

Resonant
Ina McGuinness
1-805-308-9488
IR@resonant.com

MZ North America
Matt Hayden
1-949-259-4986

matt.hayden@mzgroup.us